Exhibit 5.1

April 22, 2025

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as counsel to Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition by certain selling stockholders named therein (the “Selling Stockholders”) of 16,894,212 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of:

(i) 5,631,404 shares of Common Stock (“Series C Conversion Shares”) issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, par value $0.0001 (the “Preferred Stock”); and

(ii) 11,262,808 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”).

In connection with rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended and as currently in effect, (ii) the Company’s Bylaws, as currently in effect, (iii) the Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock, (iv) the form of the Warrant, (v) the Registration Statement and related Prospectus and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	when issued in accordance with the terms of the Preferred Stock, the Series C Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; and

2.	when issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP